EXHIBIT 99.1

THE EMPIRE DISTRICT ELECTRIC COMPANY
EARNINGS REPORT AND DECLARATION OF DIVIDENDS

JOPLIN, MO, February 3, 2011 — (NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable March 15, 2011, to holders of record as of March 1, 2011.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and year ended December 31, 2010.

Highlights

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The Company reported consolidated earnings for the year ended December 31, 2010 of $47.4 million, or basic and diluted earnings per share of $1.17. This compares to 2009 earnings of $41.3 million, or $1.18 per share. Earnings for the 2010 fourth quarter were $8.5 million, or $0.20 per share, compared with 2009 fourth quarter earnings of $7.9 million, or $0.22 per share.

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The electric segment fuel margin (revenues less fuel and purchased power) improved during the fourth quarter by approximately $12.3 million as rate increases began to take effect. A Kansas rate case effective in July and a Missouri case effective in September were the primary drivers of an increase in revenues. Rate cases are pending in Arkansas and Missouri with additional electric rate cases expected to be filed during 2011 for Kansas and Oklahoma.

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THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Year Ended December 31, 2010
	Electric	Gas	Other	Consolidated
Revenues	$484,715	$50,885	$6,268	$541,276
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	199,299	26,614	––	225,913
Other Operating Expenses	212,888	17,944	4,628	234,868
Operating Income	72,528	6,327	1,640	80,495
Net Income	$43,187	$2,602	$1,607	$47,396
Earnings Per Weighted-Average Share, Basic and Diluted				$1.17

	Year Ended December 31, 2009
	Electric	Gas	Other	Consolidated
Revenues	$434,897	$57,314	$5,562	$497,168
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	182,028	35,602	––	217,630
Other Operating Expenses	184,455	17,078	4,115
Operating Income	68,414	4,634	1,447	74,495
Net Income	$39,078	$874	$1,344	$41,296
Earnings Per Weighted-Average Share, Basic and Diluted				$1.18

2010 Electric Results
Electric segment revenues for the year ended December 31, 2010 increased $49.8 million compared to 2009. The Company estimates the impact of 2010 weather increased revenues by approximately $24.1 million compared to 2009.  This was primarily driven by a warmer summer in 2010 as compared to the 2009 summer, which was one of the coolest on record. Increases related to customer rate revenues of approximately $14.0 million, and customer growth related revenues, estimated at $2.4 million, also added to electric revenues compared to 2009. Off-system sales further increased revenues approximately $8.5 million due to higher volumes, in part as a result of warmer summer weather in 2010.

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Electric fuel and purchased power expenses for 2010 increased $17.3 million compared to 2009. The increase was primarily a result of increased weather related sales. The Company experienced lower overall prices for natural gas when comparing 2010 to 2009, which was partially offset by an increase in purchased power prices. Average coal prices were relatively unchanged when comparing the two periods.  The effect of fuel adjustment mechanisms decreased the Company’s fuel expenses by approximately $1.7 million in 2010 compared to the adjustments recorded in 2009.

Other regulated operating expenses increased $7.0 million in 2010 compared to 2009. Approximately $1.6 million of the increase was due in part to transmission related costs associated with delivering power from the Plum Point facility. Healthcare and pensions costs were both higher by approximately $1.0 million compared to 2009. The Company also experienced an increase in customer service related costs, such as banking fees and uncollectible accounts, totaling approximately $1.8 million over the 2009 period. These increases were partially offset by $2.5 million of deferred costs associated with new plants in accordance with regulatory agreements, as compared to $0.6 million of these deferred costs in 2009. The deferrals will continue until the respective plants are reflected in Missouri and Kansas customers’ rates. Maintenance expenses were higher by approximately $3.8 million in 2010 as compared to 2009.  This increase was primarily the result of increased costs associated with plant outages compared to 2009 and overhead line maintenance performed throughout the year.

Depreciation was higher for 2010 compared to 2009 by $5.9 million as a result of increased plant in service and regulatory amortization. A higher level of regulatory amortization was effective with the Company’s September 2010 Missouri rate increase. The increase was partially offset by deferred depreciation primarily related to Iatan 2 which will continue until the plant is reflected in Missouri customer rates. Other taxes related to property and local taxes increased in 2010 by approximately $2.0 million over 2009.

In summary, the electric net income improved in 2010 by $4.1 million over 2009.

2010 Gas Results
The gross margin for the Company’s gas segment (gas revenues less the cost of natural gas sold and transported) increased in 2010 by approximately $2.6 million compared to 2009. The increase is mostly a result of the gas rate increase effective in April 2010. Other operating and maintenance expenses decreased in total by $0.8 million for 2010 compared to 2009. Depreciation was higher by approximately $1.0 million and other taxes were lower by $0.3 million compared to 2009. The gas segment net income was higher by approximately $1.7 million for 2010 compared to 2009.

2010 Consolidated Results
The Company’s other income and deductions category reduced net income by approximately $2.0 million compared to 2009. Income related to the equity component of the Allowance for Funds Used During Construction (“AFUDC”) was lower and accounted for $1.7 million of the decrease as the Iatan 2 and Plum Point plants met in-service criteria during the 2010 third quarter.

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Total interest expense decreased approximately $2.1 million in 2010 compared to 2009. The Company refinanced approximately $150 million of debt during 2010 with lower interest rates resulting in approximately $2.3 million of net interest savings. Total interest expense was further reduced by approximately $1.9 million due to deferred carrying charges related to generation plants not yet reflected in Missouri customer rates, which is in accordance with the Company’s regulatory treatment. These reduced interest expenses were partially offset by a decrease of approximately $2.3 million related to the debt component of AFUDC.

The Company’s effective income tax rate increased sharply during 2010 primarily due to a $2.1 million one-time non-cash charge incurred when the Patient Protection and Affordable Care Act (H.R. 3590) became law. This legislation included a provision that reduced the deductibility, for income tax purposes, of retiree healthcare costs to the extent an employer receives federal subsidies. Companies receive the subsidy when they provide retiree prescription benefits at least equivalent to Medicare Part D coverage in their postretirement healthcare plan. Also included in 2010 is a $1.2 million non-cash charge related to deferred taxes which are no longer expected to be recoverable from Missouri customers. Both of these items were discussed in depth in the Company’s 2010 first quarter 10-Q filing. As a result, the Company’s effective income tax rate for 2010 was approximately 39% compared to 33% in 2009. Excluding these non-cash charges, the effective tax rate in 2010 would have been approximately 35%.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended December 31, 2010
	Electric	Gas	Other	Consolidated
Revenues	$116,869	$14,406	$1,687	$132,815
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	47,074	7,685	––	54,759
Other Operating Expenses	53,967	4,729	1,242	59,791
Operating Income	15,828	1,992	445	18,265
Net Income	$6,971	$1,049	$440	$8,460
Earnings Per Weighted-Average Share, Basic and Diluted				$0.20

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	Quarter Ended December 31, 2009
	Electric	Gas	Other	Consolidated
Revenues	$103,066	$16,513	$1,439	$120,870
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	45,558	10,050	––	55,608
Other Operating Expenses	43,667	4,508	1,099	49,126
Operating Income	13,841	1,955	340	16,136
Net Income	$6,687	$908	$332	$7,927
Earnings Per Weighted-Average Share, Basic and Diluted				$0.22

Fourth Quarter Electric Results
Electric segment revenues for the quarter ended December 31, 2010 increased $13.8 million compared to 2009. The most significant factor increasing revenues was customer rate increases, which added approximately $14.1 million compared to the 2009 period. Off-system sales revenues were also higher by about $1.5 million. Partially offsetting these increases was milder fourth quarter weather, which reduced revenues by an estimated $2.4 million.

Electric fuel and purchased power expenses for the 2010 quarter increased $1.5 million compared to the 2009 quarter. The Company experienced increased electric fuel costs compared to 2009 of about $2.0 million, which were offset by a $6.2 million reduction in purchased power costs. This was in part caused by replacing the purchased power contract in effect in the 2009 fourth quarter with the Iatan 2 and Plum Point plants now available in the Company’s generation fleet. The effect of fuel adjustment mechanisms increased the Company’s fuel expenses by approximately $5.7 million in the 2010 fourth quarter compared to the adjustments in 2009.

Other regulated operating expenses increased $2.3 million in the fourth quarter of 2010 compared to 2009 and maintenance expenses were higher by approximately $2.4 million. Similar to the annual results, the Company’s transmission costs, pension, health care and uncollectible customer accounts expenses were higher compared to 2009. The Company also deferred approximately $1.0 million of operating costs, mostly related to the Company’s Iatan 2 plant, in accordance with the Company’s regulatory agreements. Maintenance costs were higher in part due to plant outages compared to 2009, and maintenance of distribution lines was higher by approximately $1.2 million compared to 2009.

Depreciation increased by $3.8 million which was mostly attributable to an increase in the amount recorded for regulatory amortization. The Company deferred $0.9 million of depreciation related to the Company’s various plants during the 2010 fourth quarter compared to $0.3 million during the fourth quarter of 2009. Other taxes were higher by $0.9 million compared to the 2009 fourth quarter.

Electric segment net income was higher by $0.3 million during the 2010 fourth quarter compared to 2009.

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Fourth Quarter Gas Results
The gas segment gross margin increased by approximately $0.3 million for the fourth quarter of 2010 compared to 2009. The increased margin is largely a result of new customer rates implemented in April 2010. Gas operations and maintenance expenses were relatively flat for the 2010 fourth quarter compared to 2009. Depreciation was slightly higher by $0.3 million, while other taxes for the gas segment were relatively unchanged when comparing the two quarters. Overall, the quarterly 2010 gas segment net income was higher by $0.1 million compared to 2009.

Fourth Quarter Consolidated Results
The Company’s other income and deductions category reduced overall net income by approximately $1.9 million and was mostly attributable to a reduction in the equity component of AFUDC. Total interest expense decreased approximately $0.3 million in the 2010 fourth quarter compared to 2009. Long-term debt interest decreased by approximately $1.1 million compared to 2009.  Deferrals related to carrying charges further lowered interest expense by approximately $0.8 million during the 2010 quarter.   Debt AFUDC was lower by $1.7 million compared to the 2009 quarter, which partially offset these interest expense savings.

Reconciliation of Earnings Per Share
The following reconciliation of basic earnings per share compares the quarter and year ended December 31, 2010 versus December 31, 2009 and is a non-GAAP presentation. The economic substance behind our non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

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	Quarter Ended	Year Ended
Basic Earnings Per Share – December 31, 2009	$0.22	$1.18
Revenues
Electric segment	0.27	0.96
Gas segment	(0.04)	(0.12)
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	(0.03)	(0.33)
Cost of natural gas sold and transported	0.04	0.17
Operating – electric segment	(0.04)	(0.14)
Operating – gas segment	0.00	0.02
Maintenance and repairs	(0.05)	(0.07)
Depreciation and amortization	(0.08)	(0.14)
Change in effective income tax rates	(0.01)	(0.15)
Other taxes	(0.02)	(0.03)
Other income and deductions	0.00	(0.01)
Interest charges	0.04	0.08
AFUDC	(0.07)	(0.07)
Dilutive effect of additional shares	(0.03)	(0.19)

Basic Earnings Per Share – December 31, 2010	$0.20	$1.17

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, February 4, 2011, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and year ended December 31, 2010. To phone in to the conference call, parties in the United States should dial 1-877-941-1727, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4402866#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com INVESTOR RELATIONS Jan Watson Secretary – Treasurer 417-625-5108 jwatson@empiredistrict.com